UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

(Rule 14c-101)

SCHEDULE 14C INFORMATION STATEMENT

May 23, 2024

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

☒	Filed by the registrant

☐	Filed by a party other than the registrant

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

CEMTREX, INC.

(Name of Registrant as Specified In Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1)	Title of each class of Securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction : $____________

5)	Total fee paid: $_____________

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.

3) Filing Party:

4) Date Filed:

CEMTREX, INC.

135 Fell Court

Hauppauge, NY 11788

Tel. no. (631) 756-9116

INFORMATION STATEMENT PURSUANT TO SECTION 14 OF THE SECURITIES EXCHANGE ACT

OF 1934 AND REGULATION 14C AND SCHEDULE 14C THEREUNDER

WE ARE NOT ASKING YOU FOR A PROXY

AND YOU ARE NOT REQUESTED TO SEND US A PROXY

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT OF THE STOCKHOLDERS

To our Stockholders:

NOTICE IS HEREBY GIVEN that the holder of a majority of the voting power of the stockholders of Cemtrex, Inc. (the “Company” “we,” “us,” or “our”), has approved the following action without a meeting of stockholders:

The approval of the Warrant Stockholder Approval Provisions, described in detail in this Information Statement.

The action will become effective on the 20th day after the definitive Information Statement is mailed to our stockholders.

The enclosed information statement contains information pertaining to the matters acted upon.

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

	By	Order of the Board of Directors

/s/ Saagar Govil
Chief Executive Officer and Chairman

May 23, 2024

CEMTREX, INC.

135 Fell Ct.

Hauppauge, NY 11788

(631)756-9116

INFORMATION STATEMENT PURSUANT TO SECTION 14(c)

OF THE SECURITIES EXCHANGE ACT OF 1934 AND RULE 14c-2 THEREUNDER

NO VOTE OR OTHER ACTION OF STOCKHOLDERS IS REQUIRED IN CONNECTION WITH THIS INFORMATION STATEMENT.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Cemtrex, Inc., a Delaware corporation (“we”, “us” or “our”) is sending this Information Statement solely for the purpose of informing our stockholders in the manner required under Regulation 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of the actions taken by the holders of a majority of our outstanding shares of our classes of voting stock of the Company, Common Stock, par value $0.001 per share (the “Common Stock”), Series C Preferred Stock, par value $0.001 (the “Series C Preferred”), and Series 1 Preferred Stock, par value $0.001 (the “Series 1 Preferred”), by written consent in lieu of a special meeting. No action is requested or required on your part.

What action was taken by written consent?

We obtained stockholder consent for the Warrant Stockholder Approval Provisions described in detail in this Information Statement.

What vote was obtained to approve the Warrant Stockholder Approval Provisions described in this information statement?

The Warrant Stockholder Approval Provisions were approved by our Board on May 9, 2024, and by our stockholders pursuant to action taken by majority written consent dated May 9, 2024 (the “Record Date”). The approval of the Warrant Stockholder Approval Provisions by written consent of stockholders in lieu of a special meeting requires the consent of the holders of at least a majority of our outstanding shares of Common Stock and Preferred Stock as of the Record Date. As of the Record Date, 10,652,287 shares of our Common Stock were issued and outstanding. Each share of our Common Stock is entitled to one vote. As of the Record Date 50,000 shares of our Series C Preferred were issued and outstanding. Each share of our Series C Preferred is entitled to the number of votes equal to (i) the total number of shares of Common Stock outstanding at the time of such vote multiplied by 10.01, and divided by (ii) the total number of shares of Series C Preferred Stock outstanding, which amounts to an aggregate of 106,629,393 votes as of the Record Date. As of the Record date 2,245,827 shares of Series 1 Preferred were issued and 2,392,737 shares outstanding. Each share of Series 1 Preferred is entitled to two votes, which amounts to an aggregate of 4,785,454 votes.

Based on the foregoing, as of the Record Date, the total aggregate amount of votes entitled to vote regarding the approval of the Warrant Stockholder Approval Provisions was 122,067,134. Pursuant to Delaware General Corporation Law, at least a majority of the voting equity of the Company, or at least 61,033,568 votes are required to approve the corporate actions by written consent. The majority shareholder who held 106,933,951 votes for approximately 87.60% of the voting equity of the Company, has voted in favor of the corporate actions, thereby satisfying the requirement pursuant to Delaware General Corporation Law that at least a majority of the voting equity vote in favor of a corporate action by written consent.

The following table sets forth the name of the holder of the Common Stock, the Series C Preferred Stock and the Series 1 Preferred Stock, the number of shares of Common Stock, the Series C Preferred Stock and the Series 1 Preferred Stock held by such holder, the total number of votes that such holder voted in favor of the corporate actions and the percentage of the issued and outstanding voting equity of the Company that voted in favor thereof:

Name of Voting Stockholder	Class of Stock	Number of Shares held	Number of Votes held by such Stockholder	Number of Votes that Voted in Favor of the Warrant Stockholder Approval Provisions	Percentage of the Voting Equity that Voted in Favor of the Warrant Stockholder Approval Provisions
Saagar Govil	Common Stock	39,962	39,962	39,962	0.03%
Saagar Govil	Series 1 Preferred Stock	132,298	264,596	264,596	0.22%
Saagar Govil	Series C Preferred Stock	50,000	106,629,393	106,629,393	87.35%
Total				106,933,951	87.60%

Who is paying the cost of this information statement?

We will pay for preparing, printing and mailing this information statement. Our costs are estimated at approximately $10,000.

WARRANT STOCKHOLDER APPROVAL PROVISIONS

Under the terms of the Underwriting Agreement (defined below) we are required to seek such stockholder approval as may be required by the applicable rules and regulations of the Nasdaq Capital Market (“Nasdaq”) for certain provisions (the “Warrant Stockholder Approval Provisions”) of the Series A Warrants and Series B Warrants (collectively, the “Warrants”) issued under the Underwriting Agreement, which are described below, to become effective (the “Warrant Stockholder Approval”).

On May 1, 2024, the Company entered into an underwriting agreement (the “Underwriting Agreement”) with Aegis Capital Corp. (the “Underwriter”), in connection with a firm commitment underwritten public offering (the “Offering”) of 11,764,705 Units (defined herein), consisting of (i) 554,705 common units (“Common Units”), each consisting of one share of common stock of the Company, one Series A warrant (the “Series A Warrants”) to purchase one share of common stock at an exercise price of $0.85 per share or pursuant to an alternative cashless exercise option (described below), which warrant will expire two-and-a-half years from the closing of the Offering, and one Series B warrant (the “Series B Warrants” and together with the Series A Warrants, the “Warrants”) to purchase one share of common stock at an exercise price of $0.85 per share, which warrant will expire on the five-year anniversary of the closing of the Offering; and (ii) 11,210,000 Pre-Funded Units (the “Pre-Funded Units” and together with the Common Units, the “Units”), each Pre-Funded Unit consisting of one pre-funded warrant (the “Pre-Funded Warrants”) to purchase one share of common stock, one Series A Warrant and one Series B Warrant. The purchase price of each Common Unit was $0.85, and the purchase price of each Pre-Funded Unit was $0.849. The Pre-Funded Warrants are immediately exercisable, have an exercise price of $0.001 per share and may be exercised at any time until all Pre-Funded Warrants are exercised in full.

In addition, the Company granted the Underwriter a 45-day option to purchase up to an additional 1,764,705 shares of common stock and/or Pre-Funded Warrants, representing up to 15% of the number of common stock and Pre-Funded Warrants sold in the Offering, and/or an additional 1,764,705 Series A Warrants representing up to 15% of the Series A Warrants sold in the Offering, and/or an additional 1,764,705 Series B Warrants representing up to 15% of the Series B Warrants sold in the Offering, solely to cover over-allotments, if any.

The Offering closed on May 3, 2024. The Underwriter partially exercised its over-allotment option with respect to 1,764,705 Series A Warrants and 1,764,705 Series B Warrants. The aggregate gross proceeds to the Company were approximately $10,035,000, before deducting underwriting discounts and other estimated expenses payable by the Company.

On May 9, 2024, Mr. Saagar Govil, as the holder of the majority of the voting power of the stockholders of the Company, approved by written consent the Warrant Stockholder Approval Provisions, consisting of the following:

●	to give full effect to alternative cashless exercises pursuant to Section 2.3 of the Series A Warrants;
●	to any adjustment to the exercise price or number of shares of common stock underlying the Series A Warrants or the Series B Warrants in the event of a Share Combination Event (as defined in the Series A Warrants and Series B Warrants) in Section 3.7 of the Series A Warrants and 3.8 of the Series B Warrants;
●	to the voluntary adjustment, from time to time, of the exercise price of any and all currently outstanding Warrants pursuant to Section 3.8 of the Series A Warrants and 3.9 of the Series B Warrants;
●	to render inapplicable clause (i) of the definition of the Floor Price (as defined in the Series B Warrant) in Section 3.2 of the Series B Warrants; and
●	to give full effect to the adjustment in the exercise price and number of underlying shares following a Dilutive Issuance (as defined in the Series B Warrants) pursuant to Section 3.2 of the Series B Warrants.

Description of Warrants

The following is a description of the provisions of the Warrants issued in the Offering.

Exercisability. The Series A Warrants and Series B Warrants are exercisable immediately and at any time up to the date that is two-and-a-half years (with respect to the Series A Warrants) or five years (with respect to the Series B Warrants) after their original issuance. The Series A Warrants and Series B Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the shares of common stock underlying the Series A Warrants and Series B Warrants under the Securities Act is effective and available for the issuance of such shares, by payment in full in immediately available funds for the number of shares of common stock purchased upon such exercise. If a registration statement registering the issuance of the shares of common stock underlying the Series A Warrants or Series B Warrants under the Securities Act is not effective, the holder may elect to exercise the Series A Warrants or Series B Warrants through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the warrant. No fractional shares of common stock will be issued in connection with the exercise of Series A Warrants or Series B Warrants. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

On or after receipt of the Warrant Stockholder Approval, a holder may also effect an “alternative cashless exercise” at any time while the Series A Warrants are outstanding. In such event, the aggregate number of shares issuable in such alternative cashless exercise will be equal to the number of Series A Warrants being exercised multiplied by three.

Exercise Limitation. A holder will not have the right to exercise any portion of the Series A Warrants or Series B Warrants if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Series A Warrants and Series B Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days following notice from the holder to us.

Exercise Price. The exercise price per whole share of common stock purchasable upon exercise of the Series A Warrants is $0.85, and the exercise price per whole share of common stock purchasable upon exercise of the Series B Warrants is $0.85. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Subsequent Financing. In addition, conditioned upon the receipt of the Warrant Stockholder Approval, and subject to certain exemptions, if we sell, enter into an agreement to sell, or grant any option to purchase, or sell, enter into an agreement to sell, or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any shares of common stock, at an effective price per share less than the exercise price of the Series B Warrants then in effect, the exercise price of the Series B Warrants will be reduced to the lower of such price or the lowest volume weighted average price (VWAP) during the five consecutive trading days immediately following such dilutive issuance or announcement thereof (subject to a floor of $0.57 prior to the Warrant Stockholder Approval), and the number of shares issuable upon exercise will be proportionately adjusted such that the aggregate exercise price will remain unchanged.

Reverse Stock Split. Conditioned upon the receipt of the Warrant Stockholder Approval, if at any time on or after the date of issuance there occurs any share split, share dividend, share combination recapitalization or other similar transaction involving our common stock and the lowest daily volume weighted average price during the period commencing five consecutive trading days immediately preceding and the five consecutive trading days commencing on the date of such event is less than the exercise price of the Series A Warrants or Series B Warrants then in effect, then the exercise price of the Series A Warrants and Series B Warrants will be reduced to the lowest daily volume weighted average price during such period and the number of shares issuable upon exercise will be proportionately adjusted such that the aggregate price will remain unchanged.

Transferability. Subject to applicable laws, the Series A Warrants and Series B Warrants may be offered for sale, sold, transferred or assigned without our consent.

Fundamental Transactions. In the event of a fundamental transaction, as described in the Series A Warrants and Series B Warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the Series A Warrants and Series B Warrants will be entitled to receive upon exercise of the Series A Warrants and Series B Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Series A Warrants and Series B Warrants immediately prior to such fundamental transaction. The holders of the Series A Warrants and Series B Warrants may also require us to purchase the Series A Warrants and Series B Warrants from the holders by paying to each holder an amount equal to the Black Scholes value of the remaining unexercised portion of the Series A Warrants and Series B Warrants on the date of the fundamental transaction.

Rights as a Stockholder. Except as otherwise provided in the Series A Warrants or Series B Warrants or by virtue of such holder’s ownership of shares of our common stock, the holder of a Series A Warrants or Series B Warrants does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the Series A Warrant or Series B Warrants.

Governing Law. The Series A Warrants and the Series B Warrants are governed by New York law.

Purpose of the Warrant Stockholder Approval

Our common stock is listed on Nasdaq under the symbol “CETX.” Nasdaq Listing Rule 5635(d) requires stockholder approval of transactions other than public offerings of greater than 20% of the outstanding common stock of the issuer prior to the offering. In determining whether an offering qualifies as a public offering, Nasdaq considers all relevant factors, including the extent of any discount to the market price of the common stock being offered. In determining discount, Nasdaq generally attributes a value of $0.125 for each whole warrant offered with a share of common stock. The price per Unit in the Offering attributed the foregoing value to the Warrants.

However, since the Warrant Stockholder Approval Provisions would require that we attribute additional value to the Warrants (over the value already attributed), in order to ensure that the Offering qualified as a public offering under Rule 5635, such provisions in the Warrants are not effective unless and until our stockholders approve the Warrant Stockholder Approval Provisions. We have obtained such approval, which will be effective 20 days after the mailing of the definitive information statement to stockholders.

While we believe the securities were sold in a public offering, as that term is construed by Nasdaq, we obtained the Warrant Stockholder Approval and will have such Warrant Stockholder Approval become effective pursuant to the filing and mailing of this information statement in a surfeit of caution to assure continued compliance with the Nasdaq Listing Rules.

Potential Adverse Effects of the Approval of the Warrant Stockholder Approval Provisions

Following effectiveness of the Warrant Stockholder Approval, existing stockholders will suffer dilution in their ownership interests in the future as a result of the potential issuance of shares of common stock upon exercise of the Warrants. Assuming the full exercise of the Warrants, and assuming the Series A Warrants are exercised on an alternative cashless exercise basis, an aggregate of 35,294,115 additional shares of common stock will be outstanding and the ownership interest of our existing stockholders would be correspondingly reduced.

The number of shares of common stock described above does not give effect to potential additional shares underlying the Warrants that may be issuable after effectiveness of the Warrant Stockholder Approval from the Share Combination Event Provision (for both the Series A Warrants and Series B Warrants) or Anti-Dilution Provision for the Series B Warrants.

The sale into the public market of these shares also could materially and adversely affect the market price of our common stock.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of the Record Date, by:

■	all persons who are beneficial owners of five percent (5%) or more of our voting stock;

■	each of our directors;

■	each of our executive officers; and

■	all current directors and executive officers as a group.

Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table below have sole voting and investment power with respect to all shares of common stock held by them.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of May 9, 2024, are deemed outstanding. Such shares, however, are not deemed as of May 9, 2024, outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise stated, the address for each beneficial owner is at 135 Fell Court, Hauppauge, NY 11788.

Name of Beneficial Owner	Common Stock		Series 1 Preferred Stock		Series C Preferred Stock
Directors and Executive Officers	Number of Shares Owned	Percent of Class(1)	Number of Shares Owned	Percent of Class(1)(2)	Number of Shares Owned	Percent of Class(1)(3)
Saagar Govil	59,012	*	132,298	5.53%	50,000	100%
Paul J. Wyckoff	-	*	-	*	-	*
Brian Kwon	2,858	*	-	*	-	*
Manpreet Singh	2,858	*	-	*	-	*
Metodi Filipov	2,858	*	-	*	-	*
All Directors and Executive Officers as a Group (5 persons)	67,586	*	132,298	5.53%	50,000	100%

Greater than 5% stockholders	Number of Shares Owned	Percent of Class(1)	Number of Shares Owned	Percent of Class(1)(2)	Number of Shares Owned	Percent of Class(1)(3)
Altium Capital Management, LP (4)	1,536,984	14.43%	-	*	-	*
L1 Capital Global Opportunities Master Fund, Ltd. (5)	1,280,866	12.02%	-	*	-	*
All greater than 5% shareholders	2,817,850	26.45%	-	*	-	*

*	Less than one percent of outstanding shares.

(1)	As of May 9, 2024, 10,652,287 shares of Common Stock were issued and outstanding. In addition, there were 50,000 shares of Series C Preferred Stock outstanding which are entitled to vote 106,629,393 shares in the aggregate, all of which is held by Saagar Govil and 2,392,727 shares of Series 1 Preferred Stock outstanding which are entitled to vote 4,785,454 shares in the aggregate. Accordingly, there are a total of 122,067,134 voting shares outstanding.

(2)	Pursuant to the Certificate of Designation of the Series 1 Preferred Stock, each issued and outstanding share is entitled to two votes per share of Series 1 Preferred Stock at each meeting of our shareholders with respect to any and all matters presented to our shareholders for their action or consideration, including the election of directors.

(3)	Pursuant to the Certificate of Designation of the Series C Preferred Stock, each issued and outstanding share of Series C Preferred Stock are entitled to the number of votes per share equal to the result of (i) the total number of shares of Common Stock outstanding at the time of such vote multiplied by 10.01, and divided by (ii) the total number of shares of Series C Preferred Stock outstanding at the time of such vote, at each meeting of our shareholders with respect to any and all matters presented to our shareholders for their action or consideration, including the election of directors.

(4)

Share ownership information is based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on May 8, 2024, by Altium Growth Fund, LP, Altium Capital Management, LLC, and Altium Growth GP, LLC (collectively, the “Altium Entities”). Altium Growth Fund, LP is the record and direct beneficial owner of these securities. Altium Capital Management, LP is the investment adviser of, and may be deemed to beneficially own securities, owned by, Altium Growth Fund, LP. Altium Growth GP, LLC is the general partner of, and may be deemed to beneficially own securities owned by, Altium Growth Fund, LP. The address of the principal business office of each of the Altium Entities is 152 West 57 Street, FL 20, New York, NY 10019.

(5)	Share ownership information is based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on May 10, 2024, by L1 Capital Global Opportunities Master Fund, Ltd. David Feldman and Joel Arber are the Directors of L1 Capital Global Opportunities Master Fund, Ltd. As such, L1 Capital Global Opportunities Master Fund, Ltd., Mr. Feldman, and Mr. Arber may be deemed to beneficially own (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) the Company’s securities. The address of the principal business office of by L1 Capital Global Opportunities Master Fund, Ltd. is 161A Shedden Road, 1 Artillery Court PO Box 10085 Grand Cayman, Cayman Islands KY1-1001.

ADDITIONAL AVAILABLE INFORMATION

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance with such act we file periodic reports, documents and other information with the SEC relating to our business, financial statements and other matters. Such reports and other information are available at the SEC’s website at www.sec.gov.

By	Order of the Board of Directors

/s/ Saagar Govil
Chief Executive Officer and Chairman
May 23, 2024